Exhibit 99.1

Ampio Pharmaceuticals Provides Regulatory Update

ENGLEWOOD, Colo., April 29, 2019, /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE) today announced that it has received comments from the U.S. Food and Drug Administration (FDA) regarding their Special Protocol Assessment (SPA). The FDA recommended the Company not start their confirmatory trial without obtaining FDA concurrence on the trial design. The Company agreed with the comments they received from the FDA and immediately sent a revised SPA to the FDA for review.

“While we will not officially start the trial until the SPA is approved,” said CEO Michael Macaluso, “extensive preparatory work is already underway. We hope to start the trial in May.”

About Osteoarthritis
Osteoarthritis (OA) is an incurable and progressive disorder of the joints involving degradation of the intra-articular cartilage, joint lining, ligaments, and bone. Certain risk factors in conjunction with natural wear and tear lead to the breakdown of cartilage. Osteoarthritis is caused by inflammation of the soft tissue and bony structures of the joint, which worsens over time and leads to progressive thinning of articular cartilage. Other symptoms include narrowing of the joint space, synovial membrane thickening, osteophyte formation and increased density of subchondral bone.

About Ampio Pharmaceuticals
Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company focused on the development of Ampion to treat prevalent inflammatory conditions for which there are limited treatment options.

Forward-Looking Statements
Ampio’s statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to Ampion™ and its classification, as well as those associated with regulatory approvals and other FDA decisions such as the SPA, whether the FDA will approve the same and the timing thereof, the Biological License Application (BLA), the ability of Ampio to enter into partnering arrangements for any of its products, including Ampion and Optina, clinical trials and decisions and changes in business conditions and similar events, all of which are inherently subject to various risks and uncertainties. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact
Phone: (720) 437-6500
info@ampiopharma.com